                       NATURAL ALTERNATIVES INTERNATIONAL, INC.
                                1185 LINDA VISTA DRIVE
                             SAN MARCOS, CALIFORNIA 92069


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON DECEMBER 12, 1997


     An Annual Meeting of Stockholders of Natural Alternatives International, Inc., a Delaware corporation (the "Company"), will be held at the U.S. Grant Hotel, 326 Broadway, San Diego, California 92121 on Friday, December 12, 1997, at 1:30 p.m. for the following purposes:

     1. Election of one (1) director of the Company in Class I to serve until the 2000 Annual Meeting of Stockholders (and until the election and qualification of his successor);

     2. Confirmation of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1998.

     3. Transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 24, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment. A complete list of such stockholders will be available at the executive offices of the Company for ten days before the meeting.

     All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Regardless of whether you plan to attend the meeting, please sign and date the enclosed Proxy and return it promptly in the accompanying envelope, postage for which has been provided if mailed in the United States. The prompt return of Proxies will ensure a quorum and save the Company the expense of further solicitation. Any stockholders returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.

                                   By Order of the Board of Directors



                                   Marie A. LeDoux, Secretary


San Marcos, California
November 12, 1997

                       NATURAL ALTERNATIVES INTERNATIONAL, INC.
                                1185 LINDA VISTA DRIVE
                            SAN MARCOS, CALIFORNIA  92069

                                   ---------------

                                   PROXY STATEMENT

                                   ---------------

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Natural Alternatives International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on Friday, December 12, 1997 at 1:30 p.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the U.S. Grant Hotel, 326 Broadway, San Diego, California 92121. This Proxy Statement and the accompanying Proxy and annual report are first being mailed to stockholders on or about November 12, 1997.

VOTING

     Only stockholders of record at the close of business on October 24, 1997 will be entitled to vote at the Annual Meeting. On October 24, 1997, there were approximately 5,431,764 shares of Common Stock outstanding. The Company is incorporated in Delaware, and is not required by Delaware corporation law or its Certificate of Incorporation to permit cumulative voting in the election of directors.

     On each or any other matter properly presented and submitted to a vote at the Annual Meeting, each share will have one vote and an affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon (where the holders of a majority of the shares entitled to vote are present in person or by Proxy) will be necessary to approve the matter. There are no rights which will accrue to stockholders dissenting in any matter known to the Company to be raised at the Annual Meeting.

REVOCABILITY OF PROXIES

     When the enclosed Proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any directions noted thereon, and if no directions are indicated, the shares it represents will be voted in favor of the proposals set forth in the notice attached hereto. Any person giving a Proxy in the form accompanying this statement has the power to revoke it any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1185 Linda Vista Drive, San Marcos, California 92069, an instrument of revocation or a duly executed Proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company is soliciting the enclosed Proxy and will bear the entire cost of the solicitation of Proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. The solicitation of Proxies by mail may be supplemented by telephone, telegram and/or personal solicitation by directors, officers, or employees of the

Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit Proxies other than by mail.

                                      PROPOSAL 1
                         NOMINATION AND ELECTION OF DIRECTORS

     The director to be elected will be elected to Class I of directors, to hold office for three years and until the Annual Meeting held in 2000 and until his or her successor is elected and has qualified, or until his or her death, resignation, or removal. One director is to be elected at the Annual Meeting to Class I. The nominee for director was elected by the stockholders at the Company's 1996 annual meeting of stockholders.

     The candidate receiving the highest number of affirmative votes cast at the Annual Meeting shall be elected as director of the Company. The nominee for election has agreed to serve if elected. If the nominee shall become unavailable or refuse to serve as a director (an event that is not anticipated), the proxy holders will vote for substitute nominees at their discretion. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the nominee named below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NAMED NOMINEE.

NOMINEE

     Set forth below is information regarding the nominee, including information furnished by him as to his principal occupations for the last five years, and age as of October 24, 1997.

          NAME                AGE       DIRECTOR SINCE
          ----                ---       --------------

          Class I
          Mark A. LeDoux       43            1986

     MARK A. LEDOUX was a director, the President and Chief Executive Officer of Natural Alternatives, Inc., the predecessor corporation, from its formation in 1981 until the 1986 merger into the Company. Mr. LeDoux has been a director and Chief Executive Officer of the Company since the August 1986 merger of the predecessor corporation into the Company, which continued the business and operations of the predecessor. From August 1986 to December 1996, Mr. LeDoux also served as the President of the Company. From 1976 to 1980, he held the position of Executive Vice President and Chief Operating Officer of Kovac Laboratories, a company which was engaged in the business of manufacturing nutritional supplements. He attended the University of Oklahoma and graduated Cum Laude with a Bachelor of Arts in Letters in 1975. Mr. LeDoux graduated from the Thomas Jefferson School of Law, San Diego in 1979 with a Juris Doctorate. He is the son of Marie A. LeDoux.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     The following table provides certain information as of October 24, 1997 with respect to each nominee and each other director whose term will continue after the Annual Meeting. Unless otherwise indicated, each person has been engaged in the occupation shown for the past five (5) years.

                                PRINCIPAL OCCUPATIONS,         YEAR FIRST
                               OTHER DIRECTORSHIPS AND         ELECTED AS
     NAME              AGE    POSITIONS WITH THE COMPANY        DIRECTOR     FAMILY RELATIONSHIP
     ----              ---    --------------------------       ----------    --------------------
Mark A. LeDoux          43    Chief Executive Officer of          1986       Son to Chairperson of Board,
                              the Company                                    Marie A. LeDoux

Lee G. Weldon           58    President of Nature's               1992       None
                              Apothecary, Inc.

Marie A. LeDoux         80    President of Play N' Talk           1986       Mother to Chief
                              International, Secretary of                    Executive Officer,
                              Company                                        Mark A. LeDoux

William R. Kellas       46    President of Professional           1988       None
                              Preference

William P. Spencer      44    President, Treasurer, Chief         1986       None
                              Operating Officer, Chief
                              Financial Officer and Chief
                              Accounting Officer of the
                              Company

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1996, the Company acquired a portion of a building occupied by certain of its offices and production facilities which, up to that time, were being leased from its two principal stockholders, Marie A. LeDoux and Mark A. LeDoux. The lease provided for rent payable in the amount of $60,000 per year. The purchase price of the building was $545,000 which, in the opinion of management and an independent certified appraiser who evaluated the property in April 1996, represented fair market value.

     The Company entered into an agreement with the father-in-law and mother-in-law of the Chief Executive Officer of the Company in December 1991, which provides commissions on sales to a particular customer. The term of the agreement is ten years and will expire in December 2001. The commission equals 5% of sales, with earnings capped at $25,000 per calendar quarter. Amounts paid under this agreement were $100,000 for each of the years ending June 30, 1997, 1996 and 1995. There were no amounts owed under the agreement at June 30, 1997 or 1996.

     Included in the financial statements of the Company as notes receivable are notes from the Company's Chief Executive Officer and President. The Balance of the notes, including accrued interest, at June 30, 1997 was $74,444 and $89,824, respectively, and at June 30, 1996 was $70,119 and $84,606, respectively.

     Additionally, during the year ended June 30, 1997, the Company made noninterest-bearing loans to the Chairman of the Board and the President in the amount of $50,000 and $13,802, respectively, bringing the aggregate amount of such loans to $219,012. Amounts owed on these loans, which are secured by proceeds from life insurance policies on their respective lives, were $150,000 and $100,000 for the Chairman of the Board and $69,012 and $55,210 for the President at June 30, 1997 and 1996, respectively.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1997, the Board of Directors held two meetings. The Board of Directors has an Audit Committee and a Compensation Committee. All members of the Board of Directors hold office until the next annual meeting of stockholders following expiration of their respective terms of office or the election and qualification of their successors. All directors receive $500 for each Board of Director's meeting personally attended. Executive officers serve at the discretion of the Board of Directors.

     The Audit Committee recommends a firm to be appointed by the Board of Directors, subject to ratification by the stockholders, as independent auditors to audit the Company's financial statements and to perform services related to the audit. The Audit Committee also has the responsibility to review the scope and results of the audit with the independent auditors, review with management and the independent auditors the Company's interim and year-end operating results, consider the adequacy of the internal accounting and control procedures of the Company, review any non-audit services to be performed by the independent auditors and consider the effect of such performance on the independence of the auditors. The Audit Committee was established in February 1993, and consists of three of the five directors, Messrs. Kellas, Weldon and Spencer. During the fiscal year 1997, the Audit Committee met one time.

     The Compensation Committee establishes rates of salary, bonuses, retirement and other compensation for all directors and officers of the Company and for such other personnel as the Board of Directors may designate.
 No member of the Compensation Committee may vote upon his or her own compensation except for such items as are applicable to a group that also includes personnel who are not directors or officers of the Company. The Compensation Committee was established in May 1992, and consists of two of the five directors, Messrs. Kellas and Weldon. Messrs. Kellas and Weldon are directors and are not officers or employees of the Company or any of its subsidiaries. During the fiscal year 1997, the Compensation Committee met five times.

     During the fiscal year ended June 30, 1997, each Board member attended at least 75% of the aggregate of the meetings of the Board of Directors and of the Committees on which he or she served.

EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND OTHER COMPENSATION. The following table sets forth compensation for services rendered in all capacities to the Company during the fiscal year ended June 30, 1997 by each of the executive officers.

SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                      ANNUAL COMPENSATION               AWARDS
                                                      -------------------            ------------

                                                                                      SECURITIES
                                                                                      UNDERLYING       ALL OTHER
                                                                                      OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     SALARY       BONUS       OTHER(1)        (#)             (2)
---------------------------              ----    --------    --------     --------    ------------    ------------

Mark A. LeDoux, Chief Executive          1997    $201,579     $50,345      $28,422               0         $18,703
Officer and Director                     1996    $213,520     $45,300       $8,592               0         $21,987
                                         1995    $172,942    $101,203      $11,602         100,000         $14,961

William P. Spencer, President,           1997    $178,830     $72,304     $166,178               0         $37,438
Chief Operating Officer, Treasurer,      1996    $169,275     $40,300     $113,656               0         $35,005
Chief Financial Officer, Chief           1995    $168,058     $83,854         $543         125,000         $35,538
Accounting Officer, and Director

(1) Amounts do not exceed the lesser of $50,000 or 10% of salary and bonus combined for named executive, except as set forth in the following table.

(2)  See following table.


     OTHER COMPENSATION TABLE

                                                    Mark A.     William P.
                                                    LeDoux      Spencer
                                                  -------------------------
Other Annual Compensation-1997
  Gain from exercise and sale of stock options           $0       $92,799
  Personal Transportation                            18,600        13,800
  Other Personal Expenses                             9,822        59,579
                                                  -------------------------
Totals                                               28,422       166,178
Other Annual Compensation-1996
  Gain from exercise and sale of stock options           NA       $53,078
      Personal Transportation                            NA         7,284
      Other Personal Expenses                            NA        40,600
      Tax Payment Reimbursements                         NA        12,694
                                                  -------------------------
Totals                                               $8,592       113,656
                                                  -------------------------

      OTHER COMPENSATION TABLE CONT.

All Other Compensation-1997
  401(K) Employer Contributions                       5,550           6,698
  Life Insurance Premiums                             1,920          13,990
  Medical, Dental and Vision                         10,233          15,750
  Board of Director Meetings                          1,000           1,000
                                                  ---------------------------
Totals                                               18,703          37,438
                                                  ---------------------------
All Other Compensation-1996
  401(K) Employer Contributions                       8,759          10,974
  Life Insurance Premiums                             1,819          13,998
  Medical, Dental and Vision                          9,909           8,533
  Board of Directors Meetings                         1,500           1,500
                                                  ---------------------------
Totals                                               21,987          35,005

All Other Compensation-1995
  401(K) Employer Contributions                       5,060           4,518
  Life Insurance Premiums                             1,813          13,895
  Medical, Dental and Vision                          5,838          14,875
  Board of Directors Meetings                         2,250           2,250
                                                  ---------------------------
Totals                                               14,961          35,538
                                                  ---------------------------


     OPTION GRANTS.  There were no option grants during fiscal year 1997.

                            OPTION EXERCISES AND HOLDINGS

The following table sets forth information concerning option exercises and holdings under the 1992 Incentive Stock Option Plan, the 1992 Nonqualified Stock Option Plan and the 1994 Nonqualified Stock Option Plan for the year ended June 30, 1997, with respect to the Company's Chief Executive Officer, the named executive officer and any required additional individuals.

                 AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                        VALUE REALIZED         OPTIONS/SARS AT FISCAL      IN-THE-MONEY OPTIONS/SARS
                          SHARES        MARKET PRICE AT             YEAR-END (#)           AT FISCAL YEAR END ($) (1)
                        ACQUIRED ON      EXERCISE LESS      ---------------------------   ---------------------------
NAME                    EXERCISE (#)   EXERCISE PRICE ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ------------   ------------------   -----------   -------------   -----------   -------------
1992 PLANS
----------
Mark A. LeDoux                   0                    0        60,000              0        $165,200         -----

William P. Spencer          20,000             $92, 799        95,000              0        $261,250         -----

1994 PLAN
---------
Mark A. LeDoux                   0                    0       100,000              0        $300,000            $0
William P. Spencer               0                    0       125,500              0        $375,000            $0

(1) The closing price of the Company's common stock at June 30, 1997, as quoted on the American Stock Exchange was $7.625.

     EMPLOYMENT AGREEMENTS. There were no employment agreements in effect at June 30, 1997.

     BONUS PLAN.  There were no bonus plans in effect at June 30, 1997.

401(K) PLAN

     The Natural Alternatives Partnership for Profits Plan ("Plan") is considered a qualified plan under Section 401(k) of the Internal Revenue Code. All employees of the Company with twelve months and at least one thousand hours of service during the twelve month period are eligible to participate in the Plan. The Plan provides for employee contributions of up to 15% of compensation. Employer contributions are determined by the Board of Directors at their discretion. The Company may match up to 100% of each employee's contribution which does not exceed 5% of the employee's total compensation. Employee contributions in the Plan are 100% vested. Participants become vested in employer contributions at the rate of 34% the first year, 67% the second year and 100% after three years. The Company contributed and expensed $114,206, $101,161, and $50,345 in 1997, 1996 and
1995, respectively.

STOCK OPTION PLANS

     The Company maintains three stock option plans: the 1992 Incentive Stock Option Plan ("Incentive Plan") and the 1992 Nonqualified Stock Option Plan ("1992 Nonqualified Plan"), both of which were approved by the stockholders of the Company at its Annual Meeting of Stockholders on June 5, 1992, and the 1994 Nonqualified Stock Option Plan ("1994 Nonqualified Plan") which was approved by the Board of Directors on December 9, 1994, and by the stockholders of the Company at its Annual Meeting of Stockholders on May 10, 1996. The 1992 Incentive Plan provides for the granting of "incentive stock options" as described in Section 422 of the Internal Revenue Code (Code).
The 1992 and 1994 Nonqualified Plans provide for the granting of nonqualified stock options which are not intended to qualify under any provision of the Code. On September 9, 1993, all options then authorized under the Incentive Plan and the 1992 Nonqualified Plan were granted at the fair market value price of $4.875 per share. On December 9, 1994, the stockholders approved an amendment to the Incentive Plan, increasing the number of common shares that may be granted from 200,000 to 500,000. There have been no additional options granted to date. On January 24, 1995, options for 500,000 shares under the 1994 Plan were granted at the fair market value of $4.625 per share.

INCENTIVE PLAN

     The purpose of the Incentive Plan is to promote the interests of the Company by providing a method whereby key management personnel of the Company and its subsidiaries responsible for the management, growth and financial success of the Company may be offered incentives to encourage them to acquire a proprietary interest or to increase their proprietary interest in the Company, and to remain in the employ of the Company and its subsidiaries.
The total number of shares issuable under the Incentive Plan may not exceed 500,000 shares, subject to certain adjustments.

     The Incentive Plan is administered by either the Board of Directors ("Board") or the Company's Compensation Committee. Subject to the express provisions of the Incentive Plan, the Board or the Compensation Committee will have complete authority to determine the employees to whom, and the times at which options are to be granted, the number of shares to be subject to each option, the option term, and all other terms and conditions of an option. The Board or the Compensation Committee will also have the authority to interpret the provisions in the Incentive Plan and to prescribe rules and regulations for its orderly administration.

     The exercise price of incentive stock options granted under the Incentive Plan may not be less than 100% of the fair market value of the Common Stock on the date of the option grant. With respect to any key employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years. Each option granted under the Incentive Plan will be exercisable at such time or times, during such period, and for such number of shares as is determined by the Board or the Compensation Committee and set forth in the instrument evidencing the option. No option granted under the Incentive Plan shall have a term in excess of ten years from the date of grant.

     During the lifetime of the optionee, the option will be exercisable only by the optionee and may not be assigned or transferred by the optionee other than by will or the laws of descent or distribution. Should an optionee cease to be an employee of the Company or its subsidiaries for any reason other than death, then any outstanding option granted under the Incentive Plan will be exercisable by the optionee only during the three month period following cessation of employee status, and only to the extent of the number of shares for which the option is exercisable at the time of such cessation of employee status.

     If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by sale, merger, reorganization or liquidation, each option outstanding will become exercisable during the 15 days immediately prior to the scheduled consummation of such sale, merger, reorganization or liquidation with respect to the full number of shares of the Company's Common Stock purchasable under such option, unless the successor corporation or parent assumes or replaces the outstanding options.

     In the event any change is made to the outstanding shares of the Company's Common Stock without the receipt of consideration by the Company, then unless such change results in the termination of all outstanding options, appropriate adjustments will be made to the maximum number of shares issuable under the Incentive Plan and to the number of shares and the option price per share of the stock subject to each outstanding option.

1992 AND 1994 NONQUALIFIED PLAN

     The purpose of the 1992 and 1994 Nonqualified Plans (the "Nonqualified Plans") is to provide an incentive to eligible employees, consultants and officers whose present and potential contributions are important to the continued success of the Company, to afford those individuals the opportunity to acquire a proprietary interest in the Company and to enable the Company to enlist and retain in its employment qualified personnel for the successful conduct of its business. Officers, consultants and other employees of the Company and its subsidiaries whom the administrators deem to have the potential to contribute to the success of the Company shall be eligible to receive options under the Nonqualified Plans.

     The administrators of the Nonqualified Plans shall be either the Board of the Company or a committee designated by the Board. The administrators have full power to select, from among the officers, employees and consultants of the Company eligible for options, the individuals to whom options will be granted, and to determine the specific terms of each grant, subject to the provisions of the Nonqualified Plans.

     The exercise price for each share covered by the Nonqualified Plans will be determined by the administrators, but will not be less than 60% and 100% for the 1992 Nonqualified Plan and the 1994 Nonqualified Plan, respectively, of the fair market value of a share of Common Stock of the Company on the date of grant of such option. The term of each option will be fixed by the administrators of the Nonqualified

Plans. In addition, the administrators will determine the time or times each option may be exercised. Options may be exercisable in installments, and the exercisability of options may be accelerated by the administrators.

Options granted pursuant to the Nonqualified Plans are nontransferable by their participants, other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant only by the participant. In the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option may be thereafter exercised, to the extent it was exercisable at the date of such termination, for such period of time as the administrator shall determine at the time of grant, but only to the extent that the term of the option has not expired.

     Subject to the Nonqualified Plans' change in control provisions, in the event of the sale of substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or substituted by such successor corporation or parent or subsidiary of such successor corporation. The Nonqualified Plans also provide that in the event of a change of control of the Company, certain acceleration and valuation provisions shall apply, except as otherwise determined by the Board at its discretion prior to the change of control.

     In the event of any change in capitalization in the Company which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the Nonqualified Plans and the price per share covered by each outstanding option.

DEFINED BENEFIT PENSION PLAN

     Effective January 1, 1997, the Company adopted a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the five years before retirement. The Company will make annual contributions to the Plan equal to the maximum amount that can be deducted for income tax purposes. For the six months ended June 30, 1997, the estimated current service cost (normal cost) is $92,000 and the amortized portion of the unfunded estimated accrued liability for prior service cost, using a 30-year funding period, is $66,000. Such amounts have been accrued in the current period. The following table sets forth estimated annual benefits payable on retirement in specified compensation and years of service classifications.

                             PENSION PLAN TABLE
                             ------------------

                                         YEARS OF SERVICE
                                         -----------------

     REMUNERATION        15         20          25           30          35

       125,000         21,563     28,750      35,938       43,125      50,313
       150,000         25,875     34,500      43,125       51,750      60,375

       175,000         30,188     40,250      50,313       60,375      70,438

       200,000         34,500     46,000      57,500       69,000      80,500

       225,000         38,813     51,750      64,688       77,625      90,563
       250,000         43,125     57,500      71,875       86,250      100,625

       300,000         51,750     69,000      86,250       103,500     120,750

       400,000         69,000     92,000      115,000      138,000     161,000

       450,000         77,625     103,500     129,375      155,250     181,125

       500,000         88,250     115,000     143,750      172,500     201,250

                         REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is a standing committee of the Board of Directors of the Company. The Compensation Committee is responsible for adopting and evaluating the effectiveness of compensation policies and programs for the Company and for making determinations regarding the compensation of the Company's executive and other officers, subject to review by the full Board of Directors. In fiscal year 1997 the members of the Committee were William R. Kellas and Lee G. Weldon, who are non-employee directors of the Company. During fiscal year 1997, the Compensation Committee met five times.

     The following report is submitted by the Compensation Committee members with respect to the executive compensation policies established by the Compensation Committee and compensation paid or awarded to executive and other officers for fiscal year 1997.

     In adopting and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

     1. The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

     2. Annual executive compensation in excess of base salaries should be tied to the Company's performance.

     3. The financial interest of the Company's senior executives should be aligned with the financial interest of the stockholders, primarily through stock option grants and other equity-based compensation programs which reward executives for improvements in the long term value of the Company's Common Stock.

     SALARIES AND EMPLOYEE BENEFIT PROGRAMS. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries, health care and other employee benefit programs to its executives and other key employees which are comparable to or better than those offered by competing businesses.

     In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs offered by competing businesses. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

     The Committee believes the base salary and employee benefits in 1997 were generally comparable to those offered by the Company's competitors.

     STOCK OPTIONS AND EQUITY-BASED PROGRAMS. In order to align the financial interest of senior executives and other key employees with those of the stockholders, the Company grants stock options to its senior executives and other key employees on a periodic basis, to purchase Common Stock of the Company. Stock option grants reward senior executives and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefits all stockholders.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. Le Doux, the Chief Executive Officer, is awarded a base salary level and evaluation substantially in accordance with the foregoing policies. During fiscal year 1997, Mr. LeDoux's base salary was $201,579, and he received an incentive bonus award of $50,345. In determining Mr. Le Doux's base salary and incentive award for fiscal year 1997, the Compensation Committee, in its


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

discretion, considered Mr. LeDoux's role in implementing the Company's stated strategic goals and achievement of increased net sales and successful customer expansion into foreign markets. No specific weight was assigned to these factors by the Compensation Committee in determining the amount of Mr. LeDoux's base salary and incentive award.

                                          Compensation Committee

                                          William R. Kellas
                                          Lee G. Weldon

     The material in this report and the accompanying Stockholder Return Performance Graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the Company's Compensation Committee for fiscal 1997 were William
R. Kellas and Lee G. Weldon. No current member of The Compensation Committee is a current or former officer or employee of the Company or its subsidiaries.


                    FIVE YEAR STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing over the past five years the yearly performance of the cumulative total stockholder return on the Company's Common Stock with the total return of the NASDAQ US Index and NASDAQ Pharmaceutical Companies for the period beginning June 30, 1992 and ending June 30, 1997. The graph assumes that all dividends have been reinvested.

                       STOCKHOLDER RETURN PERFORMANCE TABLE

                            6/30/92  6/30/93 6/30/94 6/30/95 6/30/96 6/30/97
                            -------  ------- ------- ------- ------- -------
Natural Alternatives Interna   100     106     194     139     211     169
NASDAQ US                      100     126     127     169     218     265
Nasdaq Pharmaceuticals         100      87      73      97     142     145



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

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table in Executive Compensation; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of the Common Stock.

DIRECTORS AND OFFICERS

                                         AMOUNTS AND
                                         NATURE OF
TITLE OF          NAME AND ADDRESS       BENEFICIAL        PERCENT
CLASS             OF BENEFICIAL OWNER    OWNERSHIP(1)(2)   OF CLASS(2)
--------          -------------------    ---------         --------

Common Stock      Marie A. LeDoux(3)     1,077,301          16.98%
                  1185 Linda Vista Dr.
                  San Marcos, CA 92069

Common Stock      Mark A. LeDoux(4)        495,317           7.81%
                  1185 Linda Vista Dr.
                  San Marcos, CA 92069

Common Stock      William R. Kellas(5)      29,500           0.46%
                  1185 Linda Vista Dr.
                  San Marcos, CA 92069

Common Stock      William P. Spencer(6)    234,792           3.70%
                  1185 Linda Vista Dr.
                  San Marcos, CA 92069

Common Stock      Lee G. Weldon             43,880           0.69%
                  1185 Linda Vista Dr.
                  San Marcos, CA 92069

Common Stock      All Directors and      1,880,790          29.64%
                  Officers as a
                  Group (7 Persons)

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws to the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Shares of Common Stock which were not outstanding but which could be acquired upon exercise of an option within 60 days from the date of this filing are considered outstanding for the purpose of computing the percentage of outstanding shares beneficially owned. However, such shares are not considered to be outstanding for any other purpose.

(3) Includes 10,000 shares which Mrs. LeDoux has the right to acquire upon exercise of options exercisable within 60 days after the Record Date.

(4) Includes 800 shares held in the name of Mr. LeDoux's wife, Julie LeDoux and 8000 shares held as custodian for his children and a niece. Also includes 160,000 shares which Mr. LeDoux has the right to acquire upon exercise of options exercisable within 60 days after the Record Date.

(5) Includes 1,500 shares of common stock held in the name of Dr. Kellas' wife and 15,000 shares which Dr. Kellas has the right to acquire upon exercise of options exercisable within 60 days after the Record Date.

(6) Includes 2,400 shares held as custodian for Mr. Spencer's children. Also includes 240,000 shares which Mr. Spencer has the right to acquire upon exercise of options exercisable within 60 days after the Record Date.

There is no arrangement known with the Company, the operation of which may at a subsequent date, result in a change of control of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of reporting forms received by the Company, the Company believes that during its most recent fiscal year ended June 30, 1997, that its officers and directors complied with the filing requirements under Section 16(a).

                                      PROPOSAL 2
                                SELECTION OF AUDITORS

     Subject to stockholder approval at the Annual Meeting, the Board of Directors has selected KPMG Peat Marwick LLP to continue as the Company's independent auditors for the fiscal year ending June 30, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

     Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2


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
                               STOCKHOLDERS' PROPOSALS

     Stockholders who intend to submit proposals at the 1998 Annual Meeting must submit such proposals to the Company no later than June 1, 1998 in order for them to be included in the Proxy Statement and the form of Proxy to be distributed by the Board of Directors in connection with that meeting. Stockholders proposals should be submitted to Natural Alternatives International, Inc., 1185 Linda Vista Drive, Suite D, San Marcos, CA 92069.

                                    ANNUAL REPORTS

     The Company's 1997 Annual Report which includes audited financial statements for the Company's fiscal year ended June 30, 1997, is being mailed with this Proxy Statement to stockholders of record on or about November 12, 1997.

                                    OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment thereof, it is intended that the persons named in the enclosed form of Proxy will vote on such matters in accordance with their best judgment.

                                               The Board of Directors



                                               By: Marie A. LeDoux, Secretary
San Marcos, California
November 12, 1997


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